Exhibit 16.1

February 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Amesite Inc.’s Form 8-K dated February 2, 2023, and have the following comments:

1.	We agree with the statements made in item 4.01 (a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01 (b).

Yours truly,

/s/ Deloitte & Touche LLP

Detroit, MI